Exhibit 99.1


FOR IMMEDIATE RELEASE                                                   CONTACT:
March 31, 2006                            Pfeiffer High Investor Relations, Inc.
                                                                      Geoff High
                                                                    303-393-7044


            LAW ENFORCEMENT ASSOCIATES DELAYS 2005 FORM 10-K FILING; PLANS RESTATMENT OF PREVIOUSLY FILED FINANCIAL STATEMENTS

YOUNGSVILLE, N.C. - Law Enforcement Associates Corporation (LEA) (AMEX: AID), a leading provider of surveillance and security products to the global law enforcement, military, security and corrections markets, today announced it will delay the filing of its form 10-K for fiscal 2005, and will file a notification of late filing under rule 12b-25 with the Securities and Exchange Commission
(SEC) to extend its filing deadline. The Company now intends to provide fourth quarter and full year 2005 financial results on or before April 15, 2006.

Additionally, after an extensive internal review of the company's accounting procedures and policies conducted by LEA's new chief financial officer in conjunction with the company's independent auditors and legal advisors, management has concluded that the financial statements for the fiscal year ended December 31, 2004, and the quarters ended March 31, June 30 and September 30, 2004, as well as the quarters ended March 31, June 30 and September 30, 2005, should no longer be relied upon as they will require adjustments.

In connection with the company's internal review of its revenue and cost recognition policies, LEA is conducting an analysis of its historical financial data for the above periods. The company is currently evaluating the application of certain accounting principles and accounting estimates that have resulted in errors as addressed in Accounting Principles Board Opinion No. 20. Management's conclusion regarding these previously issued financial statements was also discussed with and confirmed by LEA's audit committee and board of directors.

The nature of the errors relates to the recognition of revenue and costs during the aforementioned periods and net income or losses generated during those periods, as well as the balance sheet accounting for the assets purchased in the 2004 acquisition of AID. While the company is currently unable to estimate the materiality of the errors involved, it has concluded that the adjustments will have a negative impact on previously reported revenues, net earnings and losses, and balance sheets.

Paul Feldman, president of LEA, said "While we regret that we have to take this action, it is appropriate given the inadvertent reporting errors we recently discovered. For the most part, the restatements relate to our purchase of the assets of AID, as well as subsequent contracts with a business in the AID group of companies. Those transactions were very complicated from an accounting standpoint, and we are taking steps to correct any previous mistakes that may have been made.

"In September of last year, we hired Mike Wagner as our new chief financial officer, and it was through his efforts, in discussions with management, that these errors were discovered and are being corrected," Feldman added. "The acquisition of the AID assets and trade name have increased our sales and solidified LEA as a primary U.S. manufacturer of audio intelligence gathering equipment. We believe the future remains very bright for LEA and we fully expect that the first quarter of 2006 will be a profitable one."

Mike Wagner stated, "Since I became CFO, we have worked aggressively to bring more sophistication to LEA's accounting systems. In doing so, it came to our attention that the AID asset acquisition and related transactions were highly complex and required adjustments. Management has fully cooperated with my efforts to correct this issue and on a going forward basis, we do not expect this type of issue to reoccur. Moreover, we are encouraged by our prospects for the coming year and expect to report profitable first quarter results based upon strong sales."

Management said the company will file with the SEC amended Forms 10-K for 2004 and amended Forms 10-Q for the interim periods referenced above, to the extent that the nature or magnitude of the errors in such previously issued financial statements is material, these amendments will include restated financial statements and related auditor's reports. The company will also include all applicable changes in its Form 10-K for the year ended December 31, 2005, which will not be filed until the company's analysis is completed.

About Law Enforcement Associates, Inc.
LEA is a leading security and surveillance technology company that manufactures and markets a diverse product line to the worldwide law enforcement, military, security and corrections markets. The company's Audio Intelligence Devices (AID) division has been serving the law enforcement sector for more than 30 years and is one of the most respected names in the surveillance equipment industry. LEA's products are used by a wide variety of government and non-governmental agencies, as well as public and private companies. These include military bases, nuclear facilities, embassies, government installations, oil refineries, United Nations and NATO locations. LEA's products also have been used at high-profile events such as the Summer & Winter Olympics, Super Bowl, U.S. Golf Championship, and the Democratic and Republican National Conventions. Its products include the Under Vehicle Inspection System (UVIS), EDK123 (Explosive Detection Kit), Bloodhound GPS Tracking System, Letter-bomb Visualizer Spray, and a wide variety of Audio & Video Surveillance Equipment. Headquartered in Youngsville, N.C., the company has been featured in many industry publications and websites. For more information, please visit www.leacorp.com.

Forward-Looking Information
The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including the inability to generate and secure the necessary product sales, or the lack of acceptance of the company's products by its customers. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.